Exhibit (p)(xxvi)

Code of Ethics

This is the Adviser’s Code of Ethics. In addition to this Code, the Adviser has a Statement Against Insider Trading and Manipulative Practices (the “Insider Trading Policy”), an Outside Business Activities Policy, a Gifts and Entertainment Policy and a Political Activity Compliance Policy.

Things You Need to Know to Use This Code

1. Capitalized terms have special meanings as used in this Code. To understand this Code, you need to read the definitions of these terms. The definitions are set forth in Appendix A at the end of this Code.

2. This Code applies to all employees of the Adviser and certain non-employees of the Adviser (collectively, “Covered Persons”).1

3. This Code has three sections (Parts I-III). There are also five Reporting Forms, copies of which are available on the Adviser’s shared drive:2

●	Form A – Initial Acknowledgment and Certification

●	Form B – Initial Brokerage Account and Holdings Report

●	Form C – Annual Acknowledgement and Certification, Brokerage Account and Holdings Report

●	Form D – Quarterly Transaction Report

●	Form E – Preclearance Request Form

4. The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances; however the Adviser expects that waivers will be granted only in rare instances and some provisions of this Code will never be waived.

[1]	This Code may apply to certain non-employees of the Adviser as determined by the Compliance Officer, including temporary employees, independent contractors, persons providing advice on behalf of the Adviser and directors of funds not registered under the Investment Company Act of 1940 (“1940 Act”). When an Advisory Person is not already covered by the Code as an employee of the Adviser, the Adviser is responsible for promptly notifying the individual when he or she becomes an Advisory Person of the applicable provisions of this Code and providing a copy of the Code.

[2]	This Code of Ethics related forms may be found on the “S” drive in the “Sirios Policies and Procedures” folder. Copies of the Code of Ethics and related forms may also be obtained from the Compliance Officer.

PART I

A.	General Principles

The Adviser is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Adviser or its employees to use for their own benefit (or the benefit of anyone other than the client) information about the Adviser’s trading or recommendations for client accounts or take advantage of investment opportunities that would otherwise be available for the Adviser’s clients. As a matter of business policy, the Adviser wants to avoid even the appearance that the Adviser, its employees or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

The Adviser expects all Covered Persons to comply with the spirit of this Code, as well as the specific rules contained in this Code. The Adviser also expects that all Covered Persons will comply with applicable Federal Securities Laws and the Adviser’s Insider Trading Policy. The Code is designed to comply with Rule 17j-1 under the Company Act and Rule 204A-1 under the Investment Advisers Act of 1940.

The Adviser treats violations of this Code (including violations of the spirit of this Code) very seriously. If you violate either the letter or the spirit of this Code, the Adviser may impose penalties or fines, reduce your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or report you to the proper authorities.

The Adviser permits Covered Persons to engage in personal securities transactions only in compliance with the terms and conditions of this Code. Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports in a timely manner, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code or the Adviser’s Insider Trading Policy requires or permits, you should ask the Compliance Officer. Do not just guess at the answer.

B.	Competing with Client Trades

No Covered Person may, directly or indirectly, purchase or sell securities if the person knows, or reasonably should know, that such securities transactions compete in the market with actual or considered securities transactions for a client, or otherwise personally act to injure a client’s securities transactions.

C.	Personal Use of Client Trading Knowledge

No Covered Person may use any knowledge about securities purchased or sold by a client or securities being considered for purchase or sale by a client to profit personally, directly or indirectly, by the market effect of such transactions.

A Covered Person’s provision of investment advice to third parties outside the scope of employment may violate, among other things, this Code of Ethics, the Adviser’s policy regarding Outside Business Activities and/or a Covered Person’s Confidentiality and Non-solicitation Agreement. Covered Persons should discuss the provision of investment advice outside their scope of employment with the Compliance Officer prior to providing such advice.

D.	Disclosure of Client Trading Knowledge

No Covered Person may, directly or indirectly, communicate to any person who is not an employee of the Adviser any non-public information relating to a client including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of a client, except to the extent necessary to effectuate securities transactions on behalf of the client or to otherwise service the client. Further limitations may apply with respect to disclosure of a Registered Fund’s holdings, so you should ask the Compliance Officer before doing so.

E.	Gifts and Entertainment, Outside Business Activities, Political Activities

In addition to this Code, the Adviser has separate policies with respect to gifts and entertainment (which starts on page 294 of the Compliance Manual), outside business activities (which starts on page 297 of the Compliance Manual) and political contributions (which starts on page 260 of the Compliance Manual). Employees should review these policies carefully and ensure that they comply at all times.

F.	Accounting Controls

If you have any concerns regarding the Adviser’s accounting standards, accounting controls or audit practices, you may report such concerns to the Compliance Officer. Any complaints will be handled in a manner that protects the confidentiality and anonymity of the person submitting the complaint when so requested by that person. It is the Adviser’s policy that no employee will be retaliated against for submitting a complaint or otherwise expressing such concerns.

G.	Reporting Violations

Adherence to this Code and the Adviser’s Insider Trading Policy requires constant attention. If you become aware of any situation that may possibly result in a violation of this Code or an insider trading violation, you should immediately report the situation to the Compliance Officer or appropriate regulatory authority.

Nothing in this Code, any policy of the Adviser or any agreement between you and the Adviser, prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, Inspector General, and any agency or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. You do not need the prior authorization of the Adviser to make any such reports or disclosures and you are not required to notify the Adviser that you have made such reports or disclosures.

There are several ways to submit information regarding a potential violation of the federal securities laws to the SEC, including:

●	Electronically on the SEC’s website at:

https://denebleo.sec.gov/TCRExternal/disclaimer.xhtml

●	By mailing information to the SEC at the following address:

100 F Street NE, Washington, D.C. 20549-5631.

●	By faxing information to the SEC using the following fax number:

202-772-9235.

Additional information regarding submitting information to the SEC can be found on the SEC’s website at the following address: http://www.sec.gov/complaint/tipscomplaint.shtml

PART II

A.	Reporting Requirements

Explanatory Note: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Advisory Person, Covered Security, Family/Household and Beneficial Ownership in Appendix A.

Also: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

All reports and documentation listed below as being required to be submitted with the Compliance Officer must, if you are the Compliance Officer, be submitted instead to the Alternate Compliance Officer.

1.	Initial Acknowledgement and Certification. No later than 10 days after you become a Covered Person of the Adviser you must file with the Compliance Officer an Acknowledgement and Certification on Form A acknowledging and certifying, among other things, that you have received, read and understand the Code of Ethics and that you will comply with the Code of Ethics.

2.	Initial Holdings Reports. No later than 10 days after you become a Covered Person or Advisory Person of the Adviser, you must file with the Compliance Officer an Initial Holdings Report on Form B.

3.	Annual Acknowledgement and Certification, Brokerage Account and Holdings Disclosure Report. Covered Persons must file with the Compliance Officer an Annual Acknowledgement and Certification, Brokerage Account and Holdings Disclosure Report on Form C.

4.	Duplicate Confirmation Statements. If you or any member of your Family/Household has a securities account in which you (or members of your Family/Household) hold Covered Securities with any custodian, broker, dealer or bank, you must direct that custodian, broker, dealer or bank to send, directly to the Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements and all periodic (e.g. quarterly) account statements relating to that account. The transactions reported on the confirmation and account statements will be reviewed periodically and compared against your preclearance forms (discussed below in Section II.B.5). These statements permit the Adviser to ensure the effectiveness of its compliance efforts. You must notify the Compliance Officer promptly if you open any new securities account or move an existing securities account to a different custodian, broker, dealer or bank.

5.	Quarterly Transaction Reports. In the event your duplicate confirmation statements are provided less frequently than quarterly or later than 30 days after the end of the calendar quarter, you must file with the Compliance Officer a Quarterly Transaction Report on Form D not later than 30 days after the end of each calendar quarter.

You need not file a Quarterly Transaction Report with respect to any calendar quarter if the reported information would duplicate information contained in a confirmation or account statement submitted in accordance with Section 3 “Duplicate Confirmation Statements” above, provided such information is furnished within 30 calendar days after the end of the calendar quarter.

In addition, on a quarterly basis, you must disclose any new brokerage accounts opened during the quarter, including the following: the name of the broker, dealer, or bank with whom you established the account; the date the account was established; and the date that you submitted the report.

B.	Transaction Restrictions

1.	General Prohibition on Personal Trading. You and members of your Family/Household are generally prohibited from engaging in any transaction in any Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, or for any non-client account over which you exercise investment discretion, except as set forth below.

2.	Sale of Pre-Existing Positions. You or any member of your Family/Household may sell a security in which you or a member of your Family/Household holds a pre-existing position provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

3.	Permitted Transactions in Certain Covered Securities. You or any member of your Family/Household may buy or sell one of the following securities provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

●	investments in pooled investment vehicles (e.g., venture funds, hedge funds, private equity funds) organized as limited partnerships or limited liability companies;

●	registered investment companies advised or subadvised by the Adviser

You or a member of your Family/Household may buy or sell shares of a “broad market fund” without preclearance. A “broad market fund” for these purposes, means a fund that:

○	is organized as an open-end investment company or unit investment trust, but not as a closed-end fund;

○	has at least 25 constituent holdings;

○	has no single constituent with a weighting of greater than 15%; and

○	is not designed to invest in a particular sector or industry.

If you or any member of your Family/Household are uncertain whether or not a fund satisfies the foregoing definition of a broad market fund, please contact the Compliance Officer.

Note: investments made in or as part of an “investment club” are not permitted by this section or under this Code generally.

4.	Other Permitted Long Transactions. The following categories of long transactions are permitted without preclearance; provided, however, that you must obtain written preclearance prior to effecting short transactions with respect to the following:

●	Transactions in securities that are not Covered Securities.

●	Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

●	Transactions in Covered Securities pursuant to an automatic investment plan, provided that such plan was approved by the Adviser.

●	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

5.	Acquisition by Gift. You or any member of your Family/Household may acquire securities by gift provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

6.	Preclearance. Preclearance may be requested on Form E. Once obtained, preclearance is valid only for the day on which it is granted. Accordingly, you may not place any “good until cancelled,” “limit” or “stop” order that does not expire on the day on which preclearance is granted. The Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction. The Compliance Officer may deny or revoke preclearance for any reason.

7.	Initial Public Offerings and Private Placements. Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security sold in an initial public offering. In addition, neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any Covered Security in a private placement except with the specific, advance written approval of the Compliance Officer, which the Compliance Officer may deny for any reason. If you have been authorized to acquire securities in a private placement, you must disclose that investment if you are to be involved in any subsequent consideration of an investment in that issuer by any client. Any such decision to invest on behalf of a client must be independently reviewed by investment personnel with no personal interest in such issuer.

8.	Security Held or To Be Acquired by Registered Fund. The Company Act imposes additional conditions on Covered Persons in light of the Adviser’s role as sub-adviser to one or more Registered Funds, including that Covered Persons shall not, in connection with the purchase or sale, directly or indirectly, in respect of any “security held or to be acquired” by a Registered Fund: (1) employ any device, scheme or artifice to defraud the client; (2) make any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; (3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or (4) engage in any manipulative practice with respect to the client. For purposes of the above prohibitions, a “security held or to be acquired” by a Registered Fund means (i) any Covered Security (or any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security) that, within the most recent 15 days, is or has been held by the Registered Fund or is being or has been considered by the Registered Fund or the Adviser for purchase by the Registered Fund.

Accordingly, it is not anticipated that the Compliance Officer will grant preclearance for you or any member of your Family/Household to acquire any Beneficial Ownership in any Covered Security that, to the best knowledge of the Adviser, within the most recent 7 days, is or has been held by a Registered Fund or is being or has been considered by a Registered Fund or the Adviser for purchase by the Registered Fund. If a trade occurs and it is determined that it was during this 7 day period, the trade must be unwound. If unwinding the trade is impossible, then all profits from the trade must be disgorged to a charitable organization.

9.	Prohibition on Short-Term Trading. In addition to the restrictions on transactions in certain Covered Securities, neither you nor any member of your Family/Household may engage in any Short-Term Trading in any security, even if the security is not a Covered Security except for transactions in cash equivalents, including money market mutual funds, instruments held in bank or brokerage money market accounts and short-term fixed income instruments.

10.	Transactions With or Involving Clients. Neither you nor any member of your Family/Household may directly or indirectly sell to or purchase from a client of the Adviser any security or other property (other than investments in the interests or shares of the Adviser’s private investment funds). In addition, you and members of your Family/Household must refrain from knowingly engaging in any transaction (1) to which a client is a party or (2) that affects the interests of a client.

PART III

A.	Confidentiality

All information obtained from any Covered Person under this Code normally will be kept in strict confidence by the Adviser, except that reports of transactions and other information obtained under this Code may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization or other civil or criminal authority to the extent required by law or regulation or to the extent considered appropriate by senior management of the Adviser in light of all the circumstances. In addition, in the event of violations or apparent violations of the Code, this information may be disclosed to affected clients of the Adviser.

B.	Disclaimer of Beneficial Ownership

Any report you submit in accordance with this Code may contain a statement that the report will not be construed as an admission by you that you (or any member of your Family/Household) have any direct or indirect Beneficial Ownership in any Covered Security to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this Code.

C.	Notice of Code and Approval of Amendments

The Compliance Officer shall provide all Covered Persons with a copy of this Code (and all amendments). The Compliance Officer shall ensure that any material amendment of the Code is approved by the board of each Registered Fund no later than six months after adoption.

D.	Review of Reports

The Compliance Officer will review the information to be compiled under this Code in accordance with such review procedures as the Compliance Officer may from time to time determine to be appropriate in light of the purposes of this Code. The Alternate Compliance Officer will perform such review with respect to information provided by the Compliance Officer.

E.	Waivers

The Compliance Officer may grant a written waiver from any of the substantive provisions of this Code if the Compliance Officer determines that the waiver (1) is justified to avoid undue hardship to the affected Covered Person, (2) would not lead to any of the abuses or potential abuses that this Code is designed to prevent, and (3) would not violate any Federal Securities Laws. Covered Persons should not expect waivers to be routinely granted and are discouraged from seeking waivers except in unusual circumstances.

F.	Sanctions

Any violation of this Code will result in the imposition of such sanctions as the Adviser may deem appropriate under the circumstances. Sanctions include, but are not limited to, a warning, disgorgement of profits obtained in connection with a violation, the imposition of penalties, fines, cut in compensation, suspension, demotion, termination of employment or referral to civil or criminal authorities.

G.	Review and Certification of Code

The Chief Compliance Officer will review the Code at least annually to determine the adequacy and effectiveness of its implementation. The review will address issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations.

In respect of any Registered Fund, the Chief Compliance Officer will furnish at least annually a written report to the Registered Fund’s board of directors (i) describing any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and (ii) certifying that the Adviser has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

H.	Recordkeeping Requirements

The Adviser will maintain and preserve in an easily accessible location:

1.	A copy of this Code (and any prior code of ethics that was in effect at any time during the past seven years) for a period of seven years;

2.	A record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past seven years) and of any action taken as a result of this violation for a period of seven years;

3.	A copy of each report (or computer printout), including initial Covered Person certifications, initial and annual holdings reports, brokerage statements, and quarterly transaction reports, submitted under this Code for a period of seven years;

4.	A list of all persons who are (or within the past seven years were) required to make or required to review reports pursuant to this (or any prior) Code;

5.	A copy of each report and certification required by Section III.G of this Code for a period of seven years; and

6.	A written record of any decision, and the reasons supporting any decision, to approve the purchase by any Covered Person of any security in an initial public offering or in a private placement. Each record must be maintained for a period of seven years.

Appendix A

Definitions

The terms defined in this Appendix A have special meanings in this Code. The special meanings of these terms as used in this Code are explained below. Some of these terms (such as Beneficial Ownership) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings. For example, Beneficial Ownership has a different meaning in this Code than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file Forms 13D or 13G with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Compliance Officer. Do not just guess at the answer.

Advisory Person mean an individual who (i) obtains information regarding investment recommendations in Covered Securities made to a Registered Fund and (ii) either is a natural person in a control relationship with the Adviser, or is a director, officer, general partner or employee of the Adviser or a company in a control relationship to the Adviser who obtains such information in connection with his or her regular duties.

Alternate Compliance Officer has the meaning set forth below under “Compliance Officer.”

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

●	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

●	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

●	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the arrangement is a “blind trust,” the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

●	Securities in a person’s individual retirement account.

●	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

●	Securities owned by a trust of which the person is either a trustee or a beneficiary.

●	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Any report submitted by a Covered Person in accordance with this Code may contain a statement that the report will not be construed as an admission by you that you (or a member of your Family/Household) have any Beneficial Ownership in any security to which the report relates. The existence of any report will not by itself be construed as an admission that any event reported thereon constitutes a violation of this Code.

Compliance Officer means the person designated by the Adviser to perform the functions of Compliance Officer or another person that the Adviser designates to perform the functions of Compliance Officer when he is not available. The Adviser has designated the Senior Compliance and Client Service Officer as the Compliance Officer for purposes of this Code. The Adviser has designated the Chief Compliance Officer as the Alternate Compliance Officer, who shall serve as the Compliance Officer in the absence of the Compliance Officer. The Chief Compliance Officer shall review the Compliance Officer’s transactions and reports under this Code. The Chief Financial Officer shall review the Chief Compliance Officer’s transactions and reports under this Code.

Covered Security means anything that is considered a “security” under the Investment Advisers Act of 1940.3 This is a very broad definition of security that includes:

Things you would ordinarily think of as “securities,” such as:

●	common stocks and preferred stocks;

●	bonds; and

●	exchange-traded options.

Things that you might not ordinarily think of as “securities,” such as:

●	options on securities, on indexes and on currencies;

●	warrants, futures and commodities;

●	investments in all kinds of limited partnerships and limited liability companies;

●	investments in foreign unit trusts and foreign mutual funds;

●	investments in private investment funds, hedge funds and investment clubs; and

●	for purposes of this Code, currencies, including but not limited to, cryptocurrencies (e.g., Bitcoin).[4]

EXCEPT that Covered Security for purposes of this Code does not include:

●	shares of U.S. registered open-end investment companies (mutual funds) that (i) are not advised or subadvised by the Adviser and (ii) that are “broad market funds” as defined in Part II.B.3 of this Code of Ethics.

●	direct obligations of the U.S. Government

[3]	Under the Investment Advisers Act of 1940, “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

[4]	A cryptocurrency is a digital asset designed to work as a medium of exchange. Cryptocurrencies use decentralized control. The decentralized control of each cryptocurrency works through distributed ledger technology, typically a blockchain, that serves as a public financial transaction database.

●	bankers’ acceptances, bank certificates of deposit

●	commercial paper

●	high quality short-term debt obligations[5]

●	repurchase agreements

If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Compliance Officer.

Members of your Family/Household include:

●	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

●	Your children under the age of 18.

●	Your children who are 18 or older, only if they live in the same household as you or you contribute materially to their support.

●	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Explanatory Note: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding the Adviser’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Federal Securities Laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

Short-Term Trading means a purchase and sale transaction (or a short sale and cover transaction) in the same security, within a period of three months. The amount of any such purchase and sale transaction (or a short sale and cover transaction) need not fully offset.

Registered Fund means a fund advised or subadvised by the Adviser that is registered as an investment company under the Investment Company Act of 1940.

Policy Dated: February 15, 2022

[5]	A “high quality short-term debt obligation” is any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.